Exhibit 99.1

For Release: July 29, 2004	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221 Ext. 2201

First Place Financial Corp. Reports FY2004 Results

First Quarter Dividend of $0.14 Declared

Warren, Ohio, July 29, 2004 – First Place Financial Corp. (NASDAQ: FPFC), reported net income for the fiscal year ended June 30, 2004 of $14.2 million compared with $16.7 million reported for the fiscal year ended June 30, 2003. Diluted earnings per share were $1.09 compared to $1.29 reported last year. Return on average equity (ROE) and return on average assets (ROA) for fiscal 2004 were 7.46% and 0.83% compared with 9.23% and 1.08% for fiscal 2003. Earnings reflect the inclusion of $4.3 million of pre-tax costs ($2.8 million after-tax) associated with the acquisition of Franklin Bancorp Inc., which was completed on May 28, 2004.

Commenting on the acquisition, Steven R. Lewis, President and CEO said, “The acquisition of Franklin has been an extremely positive event for First Place. It has provided us with an entry into the growing Southeast, Michigan market. Franklin’s mix of loans and deposits complement ours, reducing our average cost of deposits and exposure to interest-rate risk. Although we incurred certain specific costs to complete this merger, we believe the combination will be accretive within the next twelve months.” Merger-related costs include $2.2 million of professional fees and conversion costs, $1.5 million of additional provision for loan losses and $0.6 million of borrowing costs associated with the $30 million issue of trust-preferred securities, which funded the cash consideration. Together these costs totaled $4.3 million, or $2.8 million after tax, which represents $0.22 per share using weighted average diluted shares for the year.

Net income for the fourth quarter of fiscal 2004 was $1.5 million compared with $5.0 million reported for the fourth quarter of fiscal 2003. Diluted earnings per share were $0.11, compared with $0.39 reported last year. Fourth quarter results were impacted by $3.9 million, or $2.6 million after-tax, of merger-related expenses as well as by shares issued in connection with the Franklin acquisition, which increased average diluted shares outstanding 6.0% to 13,498,784.

Commenting on these results, Steven R. Lewis, President and CEO said, “This was an extraordinarily productive year for First Place. We advanced significantly in the execution of our strategy to offer a comprehensive array of financial services and products, diversify our revenue stream and expand into higher-growth markets. With the acquisition of Franklin, our balance sheet reflects a major shift in our loan and deposit mix. Commercial loans now constitute nearly 32% of our portfolio, and core deposits exceed 60% of total deposits. We look forward to increasing our relationships with existing customers and expanding our customer base in Franklin’s growing Southeast Michigan markets through the introduction of our enhanced product lines.”

“This past year we added three mortgage loan production offices, two of which were acquired with Franklin, and introduced a wholesale mortgage banking program, which together continue to generate a healthy level of mortgage loan originations, despite the slowdown in the mortgage market nationwide. We opened our first fully-integrated, full-service financial center in Solon, Ohio that serves as our prototype as we enter new growth markets for the delivery of financial services and private banking programs to entrepreneurs, professionals and executives. In support of our diversification initiatives, we acquired another insurance broker this past quarter, the Poland, Ohio-based Weigel Lackey & Ross Insurance Agency, which has become part of First Place Insurance. Earnings were affected in the short-term by the investments we made to support these strategic initiatives. We are confident, however, that these strategies will enhance earnings growth and shareholder value for the longer term.”

Total revenue (net interest income plus noninterest income) for fiscal 2004 was $70.7 million, an increase of 9.9% over the $64.3 million reported in fiscal 2003. Net interest income increased 9.2% to $48.2 million, reflecting a 9.6% increase in average earning assets, partially offset by a one basis point decline in the net interest margin to 3.20%. Mr. Lewis commented, “We are seeing good growth in our markets, although at lower yields. This has impacted our margin throughout the year. With the addition of Franklin, we believe that we are much better positioned for margin stability and improvement as interest rates rise.” In December 2003, First Place issued $30 million of long-term trust preferred securities to fund a portion of the cash consideration of the Franklin Bancorp Inc. purchase price. Securing these funds six months before they were needed insured a favorable long-term rate of interest. However, this resulted in $0.6 million additional expense over the cost of existing short-term borrowings. For the fourth quarter of fiscal 2004, total revenue was $18.5 million, an increase of 2.8% over the $18.0 million reported in the prior-year quarter. Net interest income increased 13.6% to $12.8 million; average earning asset growth of 22.7% was partially offset by a 26 basis point drop in the net interest margin to 3.08%. The marginal cost of the trust preferred securities was $0.2 million for the fourth quarter of fiscal 2004.

Noninterest income for the 2004 fiscal year was $22.5 million, an increase of 11.4% over the $20.2 million reported in the 2003 fiscal year. Excluding investment securities gains, noninterest income increased 15.4% to $22.0 million. The increase reflected strong growth in fee income from bank and from non-bank subsidiary activities as well as a 14.3% increase in service charges, partially offset by a decline in mortgage banking activity.

Total mortgage originations for the current fiscal year were $1.3 billion, compared to $1.0 billion for the prior fiscal year. Mr. Lewis commented, “Our successful mortgage loan production office expansion, in addition to our wholesale correspondent program, have contributed to sustain mortgage origination activity, despite an overall slowdown in activity and narrowing margins caused by rising rates.” Gains on the sale of loans were $8.5 million for fiscal 2004, a 36.6% decline from the prior year, primarily from a contraction in the margins achieved on loan sales as interest rates increased during the year. Loan servicing income was $11,000, compared to a net loss of $5.0 million for the 2003 fiscal year. An increase in the value of mortgage servicing rights (MSRs) during the year resulted in the recapture of $2.1 million of previously recorded impairment charges to MSRs. The net loss for fiscal 2003 included a non-cash charge of 2.4 million for impairment to MSRs.

For the fourth quarter of 2004, noninterest income was $5.7 million compared with $6.7 million for the fourth quarter of 2003. Excluding investment securities gains, noninterest income was $5.7 million compared with $6.4 million in the prior year quarter. The decline reflected reduced mortgage banking income partially offset by strong growth in service charges, non-bank income and other bank income. Gains on the sale of loans for the current quarter were $1.5 million, down from $5.0 million in the prior-year fourth quarter. Loan servicing income of $197,000 for the current quarter compares with a net loss on servicing income of $1.8 million for the prior-year quarter. An increase in the valuation of mortgage servicing rights resulted in a $1.5 million improvement in the provision for impairment as the current quarter included a $0.7 million recovery of impairment charges compared to a $0.8 million charge for impairment in the prior-year quarter.

Noninterest expense for the 2004 fiscal year was $45.3 million compared with $36.7 million in the 2003 fiscal year. Excluding the $2.2 million in merger expenses for 2004, noninterest expense was $43.1 million, an increase of $6.4 million, or 17.5%, compared with fiscal 2003. The majority of the increase was salary expense, up 18.1% from the prior year, which was attributable to the Company’s expansion initiatives. The efficiency ratio was 63.28% in the current year compared with 56.24% in fiscal 2003. The efficiency ratio for 2004 would have been 59.69% excluding the $2.2 million of merger expenses.

Noninterest expense for the fourth quarter of fiscal 2004 was $14.0 million compared with $9.8 million for the fourth quarter of fiscal 2003. Excluding the $2.2 million in merger expenses for 2004, noninterest expense was $11.8 million, an increase of $2.0 million, or 20.3%, compared with the prior-year quarter. The increase was attributable to First Place’s expansion initiatives over the past year. The efficiency ratio was 74.51% for the current quarter compared to 53.68% in the fourth quarter of 2003. The efficiency ratio for 2004 would have been 61.98% excluding the $2.2 million of merger expenses.

Commenting on asset quality, Mr. Lewis noted, “Asset quality continues to improve and remains at very acceptable levels, despite the slow recovery of our Northeast Ohio marketplace. Net charge-offs as a percent of total loans have declined for the third year in a row and at 0.23% are down 42% from the 2001 level. Our charge-off history has been modest since the majority of our nonperforming loans are secured by residential property.” The $2.5 million provision for the current quarter included $1.5 million in order to reflect a change in the approach to managing credit issues at Franklin Bank and to conform Franklin’s practices to those that First Place has used to successfully manage credit risk. Nonperforming assets as a percent of total assets were 0.65% at June 30, 2004, compared to 0.88% at March 31, 2004 and at June 30, 2003. For fiscal 2004, the provision rose 70.9% to $4.9 million, reflecting the Franklin acquisition. The ratio of the loan loss allowance to total loans increased to 1.10% at June 30, 2004 compared to 1.07% at June 30, 2003. For the fourth quarter of 2004, annualized net charge-offs were 0.33% of average loans, down from 0.36% for the fourth quarter of 2003.

Assets totaled $2.2 billion at June 30, 2004, an increase of 44.2%, or $688.5 million, from June 30, 2003. $629.1 million, or 91% of this increase, reflects the acquisition of Franklin Bancorp Inc. Portfolio loans totaled $1.5 billion at June 30, 2004, a 66.5% increase from $901.4 million at June 30, 2003. Of this total, commercial loans increased $354.7 million, or 286.0%, to $478.7 million, mortgage loans increased $194.7 million, or 31.6%, to $810.2 million; and consumer loans increased $49.7 million, or 30.7%, to $211.7 million. Commercial loans now constitute 31.9% of the loan portfolio compared to 13.8% one year ago. Mr. Lewis added that as a result of the Franklin acquisition, lower cost deposits now comprise the bulk of the First Place deposit portfolio. Noninterest bearing deposits represented 15.5% of the deposit portfolio, and deposits excluding time deposits comprise 60.7% of the deposit portfolio at June 30, 2004. Deposits increased $439.6 million to $1.5 billion at June 30, 2004, an increase of 39.7% from June 30, 2003.

Shareholders’ equity at June 30, 2004 was $223.1 million, compared to $182.7 million at June 30, 2003. The Company issued approximately 2,155,000 shares valued at $40.8 million as a portion of the consideration in the Franklin acquisition. As part of its capital management strategy, the Company repurchased 386,000 shares during the last twelve months, and currently has a program underway to repurchase up to 466,000 shares over the next nine months. The Company continues to maintain a strong capital position. At quarter end, shareholders’ equity was 9.93% of period-end assets. Common shares outstanding were 15,141,000.

At its regular meeting held July 27, 2004, the Board of Directors declared a per share cash dividend of $0.14 for the first fiscal quarter of 2005, payable on August 12, 2004 to shareholders of record as of the close of business on July 29, 2004.

About First Place Financial Corp.

First Place Financial Corp., a $2.2 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations and 13 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 2 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statement

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (Dollars in thousands, except share data)	Three months ended June 30,		Percent Change	Year ended June 30,		Percent Change
	2004	2003		2004	2003
Interest income	$22,593	$20,659	9.4%	$85,773	$87,394	(1.9)%
Interest expense	9,766	9,368	4.2	37,605	43,296	(13.1)

Net interest income	12,827	11,291	13.6	48,168	44,098	9.2

Provision for loan losses	2,523	888	184.1	4,896	2,864	70.9

Net interest income after provision for loan losses	10,304	10,403	(1.0)	43,272	41,234	4.9

Noninterest income
Service charges	1,738	1,326	31.1	5,824	5,096	14.3
Security gains, net	—	341	(100.0)	480	1,125	(57.3)
Gain on sale of loans, net	1,513	4,954	(69.5)	8,481	13,379	(36.6)
Loan servicing income (loss)	197	(1,751)	(111.3)	11	(4,991)	(100.2)
Other – bank income	330	105	214.3	1,051	158	565.2
Other – non-bank income	1,930	1,771	9.0	6,663	5,440	22.5

Total noninterest income	5,708	6,746	(15.4)	22,510	20,207	11.4

Noninterest expense
Salaries and benefits	5,393	5,138	5.0	21,704	18,383	18.1
Occupancy and equipment	1,821	1,486	22.5	6,483	5,758	12.6
Professional fees	472	262	80.2	1,695	1,356	25.0
Loan expenses	669	507	32.0	1,629	1,482	9.9
Franchise taxes	420	416	1.0	1,766	1,656	6.6
Intangible amortization	550	258	113.2	1,305	997	30.9
Merger costs	2,175	—	N/M	2,175	—	N/M
Other	2,475	1,739	42.3	8,576	7,091	20.9

Total noninterest expense	13,975	9,806	42.5	45,333	36,723	23.4

Income before income tax and minority interest	2,037	7,343	(72.3)	20,449	24,718	(17.3)

Provision for income tax	499	2,341	(78.7)	6,214	7,947	(21.8)
Minority interest in income of consolidated subsidiary	13	40	(67.5)	84	79	6.3%

Net income	$1,525	$4,962	(69.3)%	$14,151	$16,692	(15.2)%

SHARE DATA:
Basic earnings per share	$0.11	$0.40	(72.5)%	$1.11	$1.31	(15.3)%
Diluted earnings per share	$0.11	$0.39	(71.8)	$1.09	$1.29	(15.5)
Cash dividends per share	$0.14	$0.125	12.0	$0.56	$0.50	12.0
Average shares outstanding - basic	13,297,355	12,525,426	6.2	12,737,584	12,713,170	0.2
Average shares outstanding - diluted	13,498,784	12,736,972	6.0	12,972,409	12,967,352	0.0

N/M - Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,
(Dollars in thousands)	2004	2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$67,350	$32,206
Interest bearing deposits in other banks	43,901	1,650
Securities available for sale	378,248	346,429
Loans held for sale	47,465	65,695
Loans
Mortgage and construction	810,167	615,478
Commercial	478,695	124,005
Consumer	211,659	161,962

Total loans	1,500,521	901,445
Less allowance for loan losses	16,528	9,603

Loans, net	1,483,993	891,842
Federal Home Loan Bank stock	29,385	22,523
Premises and equipment, net	22,393	19,766
Goodwill	55,348	18,407
Core deposit and other intangibles	18,913	4,902
Other assets	100,084	155,193

Total Assets	$2,247,080	$1,558,613

LIABILITIES
Deposits
Non-interest bearing checking	$239,971	$39,506
Interest bearing checking	198,157	73,125
Savings	141,244	135,819
Money market	359,515	298,788
Certificates of deposit	609,124	561,212

Total deposits	1,548,011	1,108,450
Securities sold under agreements to repurchase	31,108	9,547
Borrowings	383,320	235,952
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	—
Other liabilities	30,602	21,983

Total Liabilities	2,023,970	1,375,932
SHAREHOLDERS’ EQUITY	223,110	182,681

Total Liabilities and Shareholders’ Equity	$2,247,080	$1,558,613

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Year ended June 30,
(Dollars in thousands except per share data)	FY 2004 4th Qtr	FY 2004 3rd Qtr	FY 2004 2nd Qtr	FY 2004 1st Qtr	FY 2003 4th Qtr	2004	2003
EARNINGS
Tax equivalent net interest income	$13,048	11,659	12,176	12,250	11,522	49,132	45,085
Net interest income	$12,827	11,417	11,924	12,000	11,291	48,168	44,098
Provision for loan losses	$2,523	200	687	1,486	888	4,896	2,864
Noninterest income	$5,708	4,415	5,965	6,422	6,746	22,510	20,207
Noninterest expense	$13,975	10,226	10,921	10,211	9,806	45,333	36,723
Net income	$1,525	3,785	4,332	4,509	4,962	14,151	16,692
Basic earnings per share	$0.11	0.30	0.34	0.36	0.40	1.11	1.31
Diluted earnings per share	$0.11	0.30	0.34	0.35	0.39	1.09	1.29

PERFORMANCE RATIOS
Return on average assets	0.32%	0.93%	1.02%	1.12%	1.31%	0.83%	1.08%
Return on average equity	3.02%	8.08%	9.30%	9.85%	10.99%	7.46%	9.23%
Net interest margin (fully tax equivalent)	3.08%	3.14%	3.21%	3.37%	3.34%	3.20%	3.21%
Efficiency ratio	74.51%	63.61%	60.20%	54.69%	53.68%	63.28%	56.24%

CAPITAL
Period-end equity to assets	9.93%	11.51%	11.22%	10.98%	11.72%	9.93%	11.72%
Book value per share	$14.74	14.38	14.10	13.84	13.73	14.74	13.73
Period-end market value per share	$18.59	18.14	19.53	17.75	17.50	18.59	16.89
Cash dividend per share	$0.14	0.14	0.14	0.14	0.125	0.56	0.50
Common stock / Dividend payout ratio	127.27%	46.67%	41.18%	40.00%	32.05%	51.38%	38.76%
Period-end common shares outstanding (000)	15,141	13,238	13,289	13,286	13,309	15,141	13,309
Average basic shares outstanding (000)	13,297	12,561	12,558	12,538	12,525	12,738	12,713
Average diluted shares outstanding (000)	13,499	12,811	12,813	12,768	12,737	12,972	12,967

ASSET QUALITY
Net charge-offs	$1,023	480	410	564	824	2,477	2,717
Net charge-offs / Average loans (annualized)	0.34%	0.18%	0.15%	0.22%	0.36%	0.23%	0.29%
Nonperforming loans	$11,639	12,625	14,156	14,541	12,779	11,639	12,779
Nonperforming assets (NPAs)	$14,643	14,480	15,538	15,722	13,774	14,643	13,774
NPAs / Total assets	0.65%	0.88%	0.93%	0.94%	0.88%	0.65%	0.88%
Allowance for loan losses	$16,528	10,522	10,802	10,526	9,603	16,528	9,603
Allowance for loan losses / Period-end loans	1.10%	1.04%	1.05%	1.04%	1.07%	1.10%	1.07%
Allowance for loan losses / NPA’s	112.87%	72.67%	69.52%	66.95%	69.72%	112.87%	69.72%

MORTGAGE BANKING
Mortgage originations	$391,800	257,000	239,500	403,300	344,500	1,291,600	1,038,300
Net gains on sale of loans	$1,513	1,784	1,192	3,992	4,954	8,481	13,379
Mortgage servicing portfolio	$1,498,028	1,275,916	1,118,148	961,335	920,178	1,498,028	920,178
Mortgage servicing rights	$15,343	12,300	11,173	7,909	7,051	15,343	7,051
Mortgage servicing rights valuation (loss) recovery	$683	(555)	1,570	400	(796)	2,098	(2,397)
Mortgage servicing rights / Mortgage servicing portfolio	1.02%	0.96%	1.00%	0.82%	0.77%	1.02%	0.77%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Year ended June 30,
(Dollars in thousands)	FY 2004 4th Qtr	June 30, 2004	FY 2004 2003	FY 2004 1st Qtr	FY 2003 4th Qtr	2004	2003
END OF PERIOD BALANCES
Loans	$1,500,521	1,016,497	1,032,217	1,011,619	901,445	1,500,521	901,445
Assets	$2,247,080	1,654,436	1,670,695	1,675,267	1,558,613	2,247,080	1,558,613
Deposits	$1,548,011	1,117,100	1,105,238	1,101,849	1,108,450	1,548,011	1,108,450
Shareholders’ equity	$223,110	190,399	187,395	183,909	182,681	223,110	182,681

AVERAGE BALANCES
Loans and loans held for sale	$1,313,731	1,126,937	1,146,872	1,090,575	996,625	1,169,251	969,692
Earning assets	$1,696,338	1,483,326	1,517,354	1,453,362	1,382,701	1,537,310	1,402,742
Assets	$1,914,742	1,635,990	1,687,266	1,608,546	1,524,713	1,711,288	1,540,035
Deposits	$1,279,977	1,109,222	1,102,582	1,107,919	1,097,659	1,149,681	1,093,801
Shareholders’ equity	$203,014	188,466	185,364	182,077	181,122	189,697	180,777